SCHEDULE 14A INFORMATION

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                              (Amendment No. ___)

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                                 IMMUCOR, INC.
             (Exact name of registrant as specified in its charter)

                              KAIROS PARTNERS, LP
                            KAIROS PARTNERS GP, LLC
                           AIM HIGH ENTERPRISES, INC.
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                              [KAIROS LETTERHEAD]

                 IMMUCOR NEEDS NEW BLOOD - ELECT NEW DIRECTORS

Dear Fellow Immucor Stockholder:

Kairos Partners is a private fund that makes significant minority investments in medical device and diagnostic companies focused on in-hospital patient care. Our principals and affiliates have relevant clinical and technical knowledge as well as operational experience in the medical specialties targeted by the investment fund.

We own 819,770 (or approximately 11.3%) of Immucor's shares. As Immucor's LARGEST STOCKHOLDER we have witnessed the Company's poor performance reflected in the decreasing price of the Company's common stock and at the same time, we watch with continued concern as it increases its debt burden.

As a responsible stockholder, committed to long-term value, we have attempted to offer suggestions to management and the Board that could improve profitability, increase stockholder value and reduce debt. OUR SUGGESTIONS HAVE FALLEN ON DEAF EARS. We now believe that changes to the Board are necessary and that we will have no choice but to solicit your proxy in support of our nominees for Director.

The Kairos nominees that we will be asking you to support have significant and direct experience within the transfusion medicine industry. They have successfully dealt with issues similar to those facing Immucor. We believe that our candidates will provide Immucor with the help it needs to reduce debt and increase market valuation. Their biographies are listed below.

The Company has a dismal track record of poorly integrating acquisitions. The Company has a crushing debt load. The consequences of its recent breaches of debt covenants were the payment of another huge fee to the bank, increased interest costs and the potential for significant dilution to all stockholders.

We stockholders risk losing all our equity in Immucor unless action is taken. It is our belief that Immucor needs a change in Management and Operations. These changes will only begin with the election of new faces to the Board of Directors.

OVERVIEW OF KAIROS' CANDIDATES:

    JACK MCGUIRE has a proven track record in growing businesses in Immucor's market area. He built and managed companies by implementing the changes that need to be made at Immucor.

    WHATMAN BIOSCIENCE (currently) President & Managing Director
    HEMASURE INC. (1997-2001) CEO, President & Director
    ORTHO DIAGNOSTIC SYSTEMS Blood Bank Business Unit (J&J) (1988-97), last role VP & General Manager. Other roles VP, Sales & Marketing NA, Managing Director of U.K. & Belgium, Marketing Director AIDS & Hepatitis Business Unit.
    DUPONT (1977-88)- Last position National Sales Manager, AIDS & Hepatitis Business. NATIONAL BLOOD FOUNDATION TRUST FUND Trustee.

    RON GILCHER, M.D., F.A.C.P. has relevant clinical and industry experience and is nationally recognized in the field of blood banking. He is a major customer of Immucor with unique knowledge of their products and market. Dr. Gilcher will help Immucor with regulatory and new product development issues.

    OKLAHOMA BLOOD INSTITUTE since 1979. CEO, President & Medical Director CENTRAL BLOOD BANK OF PITTSBURGH (1971-79) as Assistant Medical Director & Medical Director. Board Certified in INTERNAL MEDICINE & HEMATOLOGY & Fellow American College of Physicians. U.S. Department of HHS ADVISORY COMMITTEE ON BLOOD SAFETY & AVAILABILITY member (1997-now).

    PETER WHITE has direct financial management expertise, which we believe are vital to the effort to restructure the Company's excessive debt load.

    FLEET SECURITIES, INC. (1981-2001). Since 1993, Managing Director. Roles: providing senior bank debt, private mezzanine debt, public high yield debt, private equity, & merger & acquisition advisory services. Directly involved in analyzing, conducting due diligence, underwriting, & distributing $1 billion in debt financings to leveraged companies.

         Our nominees have a plan for enhancing stockholder value. If elected, they propose to focus the Company and Board on certain key areas in which we believe the Company now falls short.

         o IMPROVE SALES - The Company operates in a mature, but necessary, market. It has limited competition and could be the market leader. Kairos believes that a strong Board will chart a path that will reflect that the transfusion diagnostics market is experiencing relatively flat growth and that OPTIMIZING THE UTILIZATION OF AUTOMATED EQUIPMENT IS ESSENTIAL TO SUCCESS. Kairos believes that greater effort must be expended to RESTORE THE CONFIDENCE OF IMMUCOR'S CUSTOMERS in the Company's products and future. Performance problems and resulting FDA REGULATORY ISSUES with the ABS2000, which remain unresolved since the Company first disclosed the problems in June 2000, must be resolved.
         o IMPROVE CASH FLOW FROM OPERATIONS - Reducing costs and developing existing customers with STREAMLINED PRODUCTS and services is fundamental to improving cash flow. Immucor must CONSOLIDATE THE INFRASTRUCTURE of acquired entities and ELIMINATE EXCESS STAFFING.
         o REDUCE OR RESTRUCTURE DEBT - The Company's debt is draining its free cash, thereby restricting and limiting cash needs for funding growth of the business. Streamlining product offerings, facilities and staff will assist in alleviating these pressures.
         o NEW DIRECTORS TIMETABLE - Instruct senior management to conduct a strategic review of the entire Company operations, including the management. The Board will require management to complete this review and report back to the Board within thirty days. Decide on the course of action and disclose its strategy to all stockholders of the Company within ninety days.

We understand that Immucor has set November 30, 2001 as the date for the Annual Meeting of Shareholders. We have every intention of supporting a majority of the Company's nominees in addition to our own at that Meeting. In the next several weeks, we will be sending you proxy materials and a card to support our nominees. In the meantime we ask you not to sign any proxy card sent to you by the Company.

                                        Sincerely,

                                        /s/ John F. White

                                        John F. White
                                        Managing Director



                                   IMPORTANT

Kairos Partners, LP and the following persons named below may be deemed to be "participants" in Karios Partners, LP's solicitation of proxies from stockholders of Immucor, Inc. for use at the annual meeting of Immucor stockholders to be held in 2001: Kairos Partners GP, LLC and Aim High Enterprises, Inc. Information concerning the participants can be found in a
Schedule 13D and the related exhibits filed with the SEC on November 7, 2001, as amended by additional filings on Schedule 13D/A on November 21, 2000, April 23, 2001, July 11, 2001, July 18, 2001, August 3, 2001, August 14, 2001 and
September 14, 2001.

PLEASE READ THE PROXY STATEMENT OF KAIROS PARTNERS WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT THE INDIVIDUALS DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES OF IMMUCOR, INC. STOCKHOLDERS. YOU MAY OBTAIN THIS PROXY STATEMENT, OR ANY OTHER RELEVENT DOCUMENTS, FOR FREE AT WWW.SEC.GOV AND AT WWW.FREEEDGAR.COM. YOU MAY ALSO OBTAIN THIS PROXY STATEMENT, OR ANY OTHER INFORMATION RELEVENT TO THE SOLICITATION OF PROXIES BY KAIROS PARTNERS, BY CONTACTING MACKENZIE PARTNERS, INC. BY MAIL AT 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010, OR BY CALLING TOLL FREE AT (800) 322-2885.

If you have any questions call:

                                   MACKENZIE
                                PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                       Email: proxy@mackenziepartners.com